As filed with the Securities and Exchange Commission on December 10, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

IDENTIVE GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	77-0444317
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1900-B Carnegie Avenue, Building B

Santa Ana, California 92705

(Address of Principal Executive Offices) (Zip Code)

Identive Group, Inc. 2010 Bonus and Incentive Plan

(Full title of the plan)

Lawrence W. Midland

1900-B Carnegie Avenue

Santa Ana, California 92705

(Name and address of agent for service)

(949) 250-8888

(Telephone number, including area code, of agent for service)

Copies to:

Barbara A. Jones, Esq.

Greenberg Traurig, LLP

One International Place

Boston, MA 02110

Facsimile: (617) 897-0954

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller Reporting Company	☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common stock, par value $0.001 per share	3,000,000	$2.3218	$6,965,400.00	$496.63

(1)	In accordance with Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities which become issuable under the Identive Group, Inc. 2010 Bonus and Incentive Plan by reason of any stock dividend, stock split, recapitalization, or any other similar transaction without receipt of consideration which results in an increase in the number of outstanding shares of Common Stock of Identive Group, Inc.
(2)	Calculated solely for purposes of this offering under Rules 457(c) and 457(h) of the Securities Act using the average of the high and low sales prices of the Registrant’s Common Stock as reported on The Nasdaq Global Market on December 3, 2010.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Identive Group, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a)	the Registrant’s latest annual report on Form 10-K for the fiscal year ended December 31, 2009, as filed with the Commission on March 8, 2010, as retroactively adjusted by our Current Report on Form 8-K, filed with the Commission on December 9, 2010, for the reorganization of our reportable segments;

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant document referred to in (a) above; and

(c)	The description of the Registrant’s Common Stock contained in its Registration Statement on Form 8-A, filed with the Commission on September 5, 1997 (which incorporates the Registrant’s Description of Capital Stock included in the Registrant’s 424(b)(4) prospectus, File No. 333-29073, as filed with the Commission on October 7, 1997), including any amendment or report filed for the purpose of updating such description.

In addition, all documents and reports subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant’s Certificate of Incorporation, as amended and restated, limits the liability of directors to the maximum extent permitted by Delaware law. Section 102 of the Delaware General Corporation Law allows a corporation to include in its certificate of incorporation a provision that eliminates the personal liability of the directors of that corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Registrant’s charter documents provide that the Registrant shall indemnify its officers, directors and agents to the fullest extent permitted by law, including those circumstances where indemnification would otherwise be discretionary. The Registrant believes that indemnification under its charter documents covers at least negligence and gross negligence on the part of indemnified parties. The Registrant has entered into indemnification agreements with each of its directors and officers, which may, in some cases, be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements may require the Registrant, among other things, to indemnify each director and officer against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature) and to advance such persons’ expenses incurred as a result of any proceeding against him or her as to which such person could be indemnified.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Article VII of the Registrant’s Bylaws provides for indemnification of its directors, officers, employees or agents to the maximum extent permitted under the Delaware General Corporation Law. The Registrant has entered into indemnification agreements with its officers and directors, which are intended to provide the Registrant’s officers and directors with indemnification to the maximum extent permitted under the Delaware General Corporation Law.

In addition, Section 145 permits the Registrant to purchase and maintain insurance on behalf of any officer, director, employee or agent of the Registrant or any person serving at the request of the Registrant as an officer, director, employee or agent of another corporation whether or not the Registrant would have the power to indemnify him under Section 145. The Registrant has a directors and officers liability policy that insures the Registrant’s officers and directors against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Exhibit

5.1	Opinion of Greenberg Traurig, LLP

23.1	Consent of Independent Registered Public Accounting Firm (Identive Group, Inc.)

23.2	Consent of Independent Auditors (Consolidated Bluehill ID AG)

23.3	Consent of Independent Auditors (Predecessor Multicard AG)

23.4	Consent of Independent Auditors (Predecessor Multicard GmbH)

23.5	Consent of Independent Auditors (Predecessor TagStar Systems GmbH)

23.6	Consent of Greenberg Traurig, LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included in the Signatures section of this Registration Statement)

99.1	Identive Group, Inc. 2010 Bonus and Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, dated June 16, 2010, filed on June 17, 2010 (SEC File No. 000-29440).

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Santa Ana, State of California, on December 10, 2010.

IDENTIVE GROUP, INC.

By:	/S/ MELVIN DENTON-THOMPSON
Melvin Denton-Thompson
Chief Financial Officer and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ayman S. Ashour and Melvin Denton-Thompson, and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/S/ AYMAN S. ASHOUR Ayman S. Ashour	Chief Executive Officer and Chairman of the Board (Principal Executive Officer and Director)	December 10, 2010

/S/ MELVIN DENTON-THOMPSON Melvin Denton-Thompson	Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	December 10, 2010

/S/ FELIX MARX Felix Marx	Executive Vice President and Director	December 10, 2010

/S/ LAWRENCE W. MIDLAND Lawrence W. Midland	Executive Vice President and Director	December 10, 2010

/S/ STEVEN HUMPHREYS Steven Humphreys	Director	December 10, 2010

/S/ HANS LIEBLER Hans Liebler	Director	December 10, 2010

/S/ SIMON TURNER Simon Turner	Director	December 10, 2010

/S/ DANIEL S. WENZEL Daniel S. Wenzel	Director	December 10, 2010

EXHIBIT INDEX

Exhibit Number	Exhibit

5.1	Opinion of Greenberg Traurig, LLP

23.1	Consent of Independent Registered Public Accounting Firm (Identive Group, Inc.)

23.2	Consent of Independent Auditors (Consolidated Bluehill ID AG)

23.3	Consent of Independent Auditors (Predecessor Multicard AG)

23.4	Consent of Independent Auditors (Predecessor Multicard GmbH)

23.5	Consent of Independent Auditors (Predecessor TagStar Systems GmbH)

23.6	Consent of Greenberg Traurig, LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included in the Signatures section of this Registration Statement)

99.1	Identive Group, Inc. 2010 Bonus and Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, dated June 16, 2010, filed June 17, 2010 (SEC File No. 000-29440).